Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Shares, par value US$0.01 per share, of ATA Creativity Global, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

Each of the undersigned agrees and acknowledges that it is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein; provided, however, that no person is responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 9, 2026.

Xiaofeng Ma

Signature:	/s/Xiaofeng Ma
Name/Title:	Xiaofeng Ma
Date:	November 9, 2026

Able Knight Development Limited

Signature:	/s/Xiaofeng Ma
Name/Title:	Xiaofeng Ma / Director
Date:	November 9, 2026

Precious Time Holdings Limited

Signature:	/s/ Authorized Signatory(ies) of Lion International Management Limited
Name/Title:	Authorized Signatory(ies) of Lion International Management Limited as director of Precious Time Holdings Limited
Date:	November 9, 2026

Joingear Limited

Signature:	/s/ Xiaofeng Ma
Name/Title:	Xiaofeng Ma / Director
Date:	November 9, 2026